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                                                                   Exhibit 10.10

                               TWI HOLDINGS, INC.
                               TEMPUR WORLD, INC.
                               1713 Jaggie Fox Way
                               Lexington, KY 40511

                                  July 3, 2003

Jeffrey P. Heath
c/o Tempur World, Inc.
1713 Jaggie Fox Way
Lexington, KY 40511

     Re:      Separation Agreement
              --------------------

Dear Jeff:

     You have indicated your interest in continuing as an employee of Tempur World, Inc. (the "Company") for a period through July 11, 2003, and thereafter resigning, subject to the execution of a written agreement regarding severance and other matters, including the status of (a) the shares of capital stock of TWI Holdings, Inc. ("Holdings") held by you subject to (i) the Stockholder Agreement dated as of November 1, 2002 (the "Stockholder Agreement") among Holdings and its stockholders and (ii) the Registration Rights Agreement dated as of November 1, 2002 (the "Registration Rights Agreement") among Holdings and its stockholders and (b) the options to purchase shares of capital stock of Holdings issued to you pursuant to the Stock Option Agreement dated November 1, 2002 (the "Stock Option Agreement") between Holdings and you. Under the terms of your Amended and Restated Employment Agreement dated as of October 4, 2002 (the "Employment Agreement") between the Company and you, you are entitled to certain severance payments in connection with a termination of employment by the Company without "Cause" (as such term is defined in the Employment Agreement) following execution of a release and waiver in form satisfactory to the Company. The Company is willing to offer to you the compensation, severance payments and other benefits to which you would be entitled under the Employment Agreement in connection with a termination of employment by the Company without Cause, and certain additional compensation and benefits, as set forth below in exchange for your agreement to the following:

     1. Interim Employment; Resignation. You hereby resign as an officer and employee of the Company, as an officer of Holdings, and as an officer and director of each subsidiary of the Company in which you hold any such office, effective as of July 11, 2003 (the "Termination Date"). You acknowledge and agree that such resignation shall not constitute a resignation for "Good Reason", as such term is used

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in the Employment Agreement. The Company and you agree that from the date hereof through the Termination Date, you will continue to work as an employee of the Company (and will be subject to the authority of, and report to, the Chief Executive Officer of the Company), and will continue to receive your current salary and participate in the Company's group medical and dental insurance plans. Although you may continue to use your title as Executive Vice President and Chief Financial Officer of the Company through the Termination Date, from and after the date hereof, you agree not to enter into any contracts or obligations on behalf of Holdings, the Company or any subsidiaries of the Company without the prior approval of the Chief Executive Officer of the Company. Until the Termination Date, you agree to devote your full time and best efforts to the performance of your duties as an employee, unless the Chief Executive Officer of the Company agrees that you may devote less than your full time to such duties. In accordance with the foregoing, the Company and you agree that the Employment Agreement is hereby amended by deleting Articles I, II, III and V therefrom.

     2. Accrued Vacation Pay. On or promptly after the Termination Date, the Company will pay you an amount corresponding to your actual accrued and unused vacation time (if any) as of the Termination Date, calculated in accordance with the Company's policies. You acknowledge that any vacation time taken by you between the date of this Agreement and the Termination Date will reduce the amount of any such payment.

     3. Severance Benefits. In exchange for your agreement to the terms and conditions of this Agreement, the Company agrees to make severance payments to you equivalent to (i) one year of salary payments (constituting a total of $180,000), (ii) the maximum amount of the performance bonus payment you would be eligible to receive under the Employment Agreement during the fiscal year ending December 31, 2003 (constituting a total of $54,000) and (iii) an automobile allowance of $600 per month (collectively, the "Severance Amount") during the one year period after the Termination Date ending on July 10, 2004 (such period hereinafter referred to as the "Severance Period"), in accordance with the Company's regular payroll schedule. As additional consideration to you under this Agreement, the Severance Amount includes the full amount of the maximum performance bonus payment which you would be entitled to receive under the Employment Agreement if you remained employed by the Company through December 31, 2003, instead of the pro-rated portion of such bonus payment which would be payable under the Employment Agreement in connection with a termination of employment without Cause. The obligation of the Company to pay the Severance Amount shall terminate in the event of any Benefit Termination Event. As used in this Agreement, "Benefit Termination Event" shall mean (a) any breach by you of the terms of Article IV of the Employment Agreement, regardless of the validity of all or part of such Article IV or of the other provisions of the Employment Agreement or (b) any breach by you of your obligations under this Agreement (including, without limitation, your obligation to continue to work as an employee of the Company during the period prior to the

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Termination Date and your obligation to execute and deliver the reaffirmation agreement referred to in the last sentence of Section 13(a) below) or any other written agreement between you and Holdings or the Company. The foregoing severance payments are in lieu of any other severance payments under the Employment Agreement.

     4. Outplacement Services. To assist you in your search for a new position, the Company will pay for up to six months of outplacement services by an outplacement firm selected by the Company in connection with your search for a new position. The obligation of the Company to pay for such services shall terminate in the event of a Benefit Termination Event.

     5. Health Insurance. On or after the Termination Date, the Company will issue you a notice of your rights to continue medical and dental insurance benefits under the law known as "COBRA." If you make a timely election of such benefits and timely pay the initial premium, such COBRA coverage will be retroactive to the date you would otherwise have lost coverage under the Company's group medical and dental plans, and shall continue for a period of 18 months thereafter. Notwithstanding anything to the contrary in the notice of COBRA rights, provided that a Benefit Termination Event has not occurred prior to the Termination Date, your premium obligation for such coverage shall be limited to the share of such premiums charged to active employees for the same coverage. Your premium obligation may, at the Company's option, be deducted from the Severance Amount. As additional consideration to you under this Agreement, the premium obligation coverage under COBRA will continue for the full 18 month period of COBRA coverage, instead of the one year period provided for under the Employment Agreement in connection with a termination of employment without Cause.

     6. Promissory Note; Common Stock. TWI is the holder of a Stockholder Note dated November 1, 2002 in the principal amount of $23,017.21 payable by you (the "Note"), which is secured by a pledge of 202.23 shares of Class B-1 Voting Common Stock of Holdings (the Class B-1 Common Shares") held by you. As an additional severance payment to you, provided that a Benefit Termination Event does not occur prior to the Termination Date, upon the Termination Date, all amounts owed by you under the Note shall be forgiven, the Note shall be cancelled, and the pledge of the Class B-1 Common Shares shall be released. You will be responsible for any income taxes on any income deemed to be recognized by you in connection with such forgiveness of indebtedness. You acknowledge and agree that the Class B-1 Common Shares are subject to the restrictions on transfer set forth in the Stockholder Agreement, and that such restrictions shall remain in effect following the Termination Date.

     7. Stock Options. Under the Stock Option Agreement, options for 1,180 shares of Class B-1 Voting Common Stock (the "Options") have been granted to you, all of which are unvested. The exercise price for the Options is $800.00 per share.

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Provided that a Benefit Termination Event does not occur prior to the
Termination Date, upon the Termination Date, the vesting of Options for 295 shares (the "Vested Options"), representing the Options that would have become vested had you remained employed by the Company through November 1, 2003, shall become vested and exercisable. As additional consideration to you under this Agreement, the acceleration of vesting of the Options will constitute a full year of vesting of the Options, instead of the pro-rated portion of such one-year period as provided for under the Employment Agreement and the Stock Option Agreement in connection with a termination without Cause.

     Section 4(a)(iv) of the Stock Option Agreement provides that the Vested Options will terminate on the 90/th/ day following the Termination Date. As additional consideration to you under this Agreement, provided that a Benefit Termination Event does not occur prior to the Termination Agreement, Holdings agrees that the Stock Option Agreement is hereby amended as of the Termination Date to provide that the Vested Options shall terminate on the earliest to occur of (i) November 1, 2012 and (ii) the date after the completion of the first Disposition Event (as defined in the Stock Option Agreement) (other than a Qualified Public Offering (as defined in the Stock Option Agreement)) to occur after the Termination Date. You acknowledge and agree that as a result of such amendment, the Vested Options will not be treated as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code.

     In accordance with Section 4(b) of the Stock Option Agreement, Holdings and you acknowledge and agree that all of Options other than the Vested Options (constituting Options for a total of 885 shares) shall irrevocably expire and terminate with effect from the Termination Date, without any payment or consideration to you, and you shall have no further rights in respect of such Options.

     The provisions of this Section 7 shall be deemed to be an amendment to the terms of the Stock Option Agreement, and the Vested Options shall remain subject to the terms of the Stock Option Agreement, as amended by this Section 7; provided, that in the event of any conflict between this Section 7 and the Stock Option Agreement, the terms of this Section 7 shall be controlling.

     8. Return of Documents. Immediately upon the Termination Date, you shall return to the Company, and so certify in writing to the Company, all of Holdings', the Company's or any of its subsidiaries' papers, documents and things, including information stored for use in or with computers and software applicable to Holdings', the Company's and its subsidiaries' business (and all copies thereof), which are in your possession or under your control, regardless of whether such papers, documents or things contain Confidential Information or Trade Secrets (as such terms are defined in the Employment Agreement).

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     9.   Confidentiality. You acknowledge and agree that you shall remain subject to all of the provisions of Section 4.1 of the Employment Agreement.

     10. Non-Competition. You hereby (a) reaffirm your non-competition and non-solicitation agreements contained in Sections 4.2 and 4.3 of the Employment Agreement, (b) acknowledge and agree that you will be subject to such non-competition and non-solicitation agreements for a period of two (2) years after the Termination Date and (c) acknowledge and agree that the severance payments, the continuation of insurance benefits and other benefits referred to above are being paid to you in partial consideration of such non-competition and non-solicitation obligations. You acknowledge and agree that you shall also remain subject to the provisions of Sections 4.4, 4.5, 4.6 and 4.7 of the Employment Agreement.

     11. Waiver. You acknowledge that the agreement of Holdings to maintain the effectiveness of the Vested Options and the agreement of the Company to pay you the accrued vacation time and severance, bonus and other payments and benefits referred to above are being made in satisfaction of all claims which you may have against Holdings, the Company and the Company Affiliates (as defined below) with respect to the termination of your employment.

     12. Confidentiality; Non-Disparagement; Reference. Each of the parties hereto agrees to keep all of the terms and provisions of this Agreement confidential and to not disclose any of the terms or provisions hereof to any third party without the prior written consent of the other parties hereto; provided, however, that the terms and provisions hereof may be disclosed by you to any of your professional advisors who need to know such information (it being understood that (i) you shall inform such professional advisors of the confidential nature of such information and shall direct them to treat such information confidentially in accordance with the terms hereof and (ii) you shall be responsible for any breach of the confidentiality obligations hereunder by your professional advisors). You agree that from and after the date hereof, you shall not make any remarks, statements or comments to any person disparaging the integrity or reputation of Holdings, the Company or any of the Company Affiliates (as defined below). Holdings and the Company agree that from and after the date hereof, (i) they shall not authorize the making of any remarks, statements or comments to any person disparaging your integrity or reputation and (ii) the Company's Director of Human Resources, to whom you agree to direct all requests for references for you, will respond to any such request for a written reference by providing a copy of the letter attached hereto as Attachment A, and will respond to any such request for an oral reference by providing information consistent with the letter attached hereto as Attachment A.

     13.  Mutual Releases.

     (a) You agree that the benefits to be provided to you under this Agreement shall be in complete and final settlement of, and release Holdings, the Company and

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their respective subsidiaries and affiliates, and all of their respective past and present directors, trustees, officers, shareholders, employees, agents, insurers, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the "Company Affiliates"), from, any and all causes of action, rights or claims that you have had in the past, now have or might now have for the time period up to and including the Effective Date (as defined in Section 14), including any such causes of action, rights or claims which are in any way related to, connected with or arising out of your employment and its termination, pursuant to The Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act of 1990), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, or any other federal, state or local employment law, regulation or other requirement or common law, or pursuant to any written or oral contract, agreement or understanding between you and Holdings, the Company or any of the Company Affiliates, other than any causes of action, rights or claims arising against Holdings or the Company to enforce this Agreement, the Stock Option Agreement, the Stockholder Agreement or the Registration Rights Agreement. You also (i) agree not to file a lawsuit or initiate an arbitration proceeding asserting any such claims and (ii) represent and warrant to Holdings and the Company that you have not assigned any such claims. In addition, on the Termination Date, you agree to execute and deliver to the Company a written agreement in form and substance satisfactory to the Company reaffirming the provisions of this Section 13(a) with respect to the time period up to and including the Termination Date.

     (b) Holdings and the Company each agree that the agreements contained in this Agreement shall be in complete and final settlement of, and release you from, any and all causes of action, rights or claims that Holdings, the Company or any of their subsidiaries have had in the past, now have or might now have for the time period up to and including the Effective Date (as defined in Section 14), including any such causes of action, rights or claims which are in any way related to, connected with or arising out of your status as a stockholder, officer, director or employee of Holdings or the Company or any of their subsidiaries, or pursuant to any written or oral contract, agreement or understanding between you and Holdings or the Company, other than any causes of action, rights or claims arising against you to enforce this Agreement, Articles IV or VI of the Employment Agreement, the Stock Option Agreement, the Stockholder Agreement or the Registration Rights Agreement. Holdings and the Company, on their own behalf and on behalf of their subsidiaries, also (i) agree not to file a lawsuit or initiate an arbitration proceeding asserting any such claims and (ii) represent and warrant to you that they have not assigned any such claims. In addition, on the Termination Date, Holdings and the Company agree to execute and deliver to you a written agreement in form and substance satisfactory to you reaffirming the provisions of this Section 13(b) with respect to the time period up to and including the Termination Date.

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     14.  Acknowledgment. The offer contained in this Agreement is made without prejudice and without any admission of liability. This is an important legal document, and you may wish to consult with an attorney of your own choice in deciding whether to accept the offer contained in this Agreement. You acknowledge that you are entering into this Agreement voluntarily in order to receive the payments described above, and that you have read and understand this Agreement and the release contained herein. You understand that the Company would not make the payments referred to herein without your voluntary consent to this Agreement. You acknowledge that you were given a period of at least 21 days in which to consider this Agreement. If you sign this Agreement in less than 21 days, you acknowledge that you have done so voluntarily. For the seven day period following the execution of this Agreement, you may revoke this Agreement by written notice to the Company. If you revoke this Agreement, all terms of this Agreement shall be void and of no effect, and you agree to return to the Company any consideration paid to you under this Agreement at the time you deliver your notice of revocation. This Agreement shall not become effective or enforceable until the seven day revocation period has expired. If you do not revoke this Agreement, then, at the expiration of such seven day period (the "Effective Date"), this Agreement shall take effect as a legally binding agreement among you, Holdings and the Company. Nothing in this Agreement shall be construed to affect the Equal Employment Opportunity Commission's independent right and responsibility to enforce the law or to interfere with your right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any similar state or local government agency (the "Commission"). You acknowledge that you understand, however, that while this Agreement does not affect your right to file a charge or participate in an investigation or proceeding conducted by the Commission, it does bar any claim you might have to receive monetary damages in connection with any Commission proceeding or action concerning matters covered by this Agreement.

     15. Withholding. All payments by the Company described in this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law.

     16. Entire Agreement. This Agreement (together with the Stock Option Agreement, the Stockholder Agreement, the Registration Rights Agreement and Articles IV and VI of the Employment Agreement) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, whether written or oral.

     17. Equitable Remedies. You hereby acknowledge and agree that upon any breach by you of your obligations under Sections 8, 9 or 10 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

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     18.  Severability. The parties hereto agree that if any provision of this
Agreement is or becomes invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

     19. Further Assurances. Each party shall execute and deliver all such further documents and instruments and do all acts and things as the other parties may after the date hereof reasonably require to carry out or better evidence or perfect the full intent and meaning of this Agreement. In addition, if requested by the Company after the date hereof, you agree to cooperate fully in any litigation or arbitration proceeding involving Holdings, the Company or any of its subsidiaries which relates to the period during which you were employed by the Company.

     20. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

     21. Governing Law. This Agreement shall be construed and enforced in accordance with the substantive laws of the State of Delaware.

     22. Amendments, Waivers, Etc. No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and fully executed by the parties hereto, and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

     23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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     Please indicate your agreement to the foregoing by signing a counterpart of this letter and returning it to us.

                                        Sincerely,

                                        TWI HOLDINGS, INC.


                                        By:/s/ Robert B. Trussell, Jr.
                                           -------------------------------------
                                        Title: President and CEO


                                        TEMPUR WORLD, INC.


                                        By:/s/ Robert B. Trussell, Jr.
                                           -------------------------------------
                                        Title: President and CEO


I, the undersigned, having had the time to reflect, freely accept the above settlement and agree to the terms of this Agreement. I acknowledge and agree that no representative of Holdings or the Company has made any representation to or agreement with me relating to this Agreement which is not contained in the express terms of this Agreement. I acknowledge and agree that my execution and delivery of this Agreement is based upon my independent review of this Agreement, and I hereby expressly waive any and all claims or defenses by me against the enforcement of this Agreement which are based upon allegations or representations, projections, estimates, understandings or agreements by Holdings, the Company or any of their representatives that are not contained in the express terms of this Agreement.


/s/ Jeffrey P. Heath                    7/14/03
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Jeffrey P. Heath                               (Date)